Exhibit 10.16

RPC-[NUMBER]

AMENDED AND RESTATED ROYALTY PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED ROYALTY PARTICIPATION AGREEMENT (this “Agreement”) is made and entered into as of August 28, 2023, by and between LB Pharmaceuticals Inc, a Delaware corporation (the “Company” or “LB”), and [NAME OF HOLDER] (the “Investor”).

WHEREAS, the Company and the Investor previously entered into that certain Royalty Participation Agreement dated July 1, 2016 (the “Prior Agreement”), pursuant to which the Company granted to the Investor a Royalty Participation Certificate (as defined in the Prior Agreement) as additional consideration for the Investor’s purchase of securities from the Company, the proceeds from which were to be used for the purpose of conducting scientific research on the viability of LB-102, a new chemical entity that is a methylated version of amisulpride as described more fully on Appendix A attached hereto (“LB-102”); and

WHEREAS, the Company has proposed to enter into a Series C Preferred Stock Purchase Agreement with certain purchasers, and as an additional inducement to such purchasers to enter into such purchase agreement and purchase from the Company shares of its Series C Preferred Stock, the Company and the Investor desire to amend and restate the Prior Agreement in order to modify the terms of royalties payable to the Investor on future sales of LB-102 and to make certain other modifications to the Prior Agreement, the as set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and for other good and valuable consideration, the above parties agree as follows:

SECTION ONE

As partial consideration for the Investor’s investment of $[AMOUNT] in the Founders Round (as defined in the Prior Agreement), the Company hereby grants to the Investor a fully-paid, transferrable and non-assessable (subject to the limitations in Section 4 and 5, below) Royalty Participation Certificate (“RPC”) in the amount of [PERCENT]% (“Base Royalty Rate”) of Net Sales of LB-102, which rate shall increase to [PERCENT]% (the “Increased Royalty Rate,” and together with the Base Royalty Rate, the “Royalty Rate”) with respect to Net Sales made from and after January 1, 2036.

“Net Sales” means (A) with respect to commercial sales made by LB, the total amount invoiced by LB, less the following deductions to the extent included in the total invoiced price or otherwise documented, as determined in accordance with U.S. generally accepted accounting principles (“GAAP”): (i) sales, tariff duties, excise, use and value-added taxes shown on the face on the invoice; (ii) all reasonable and customary discounts, returns, credits and allowances on account of returns actually given; (iii) reasonable and customary arm’s-length negotiated commissions actually paid to independent and non-affiliated third party distributors and sales agents; and (iv) reasonable and customary outbound transportation and transportation insurance, packaging (for shipping purposes only) and freight charges; and (B) with respect to commercial sales of LB-102 made by any third party licensee of LB, the amount of net revenue received or receivable by LB as a result of such third party sales (whether in the form of royalties or other LB-102 revenue-based payments), as determined in accordance with GAAP; provided that, for the avoidance of doubt, payments received by LB from a licensee in the form of up-front license payments, milestone payments (other than milestones based solely on sales of LB-102 by the licensee), payments in respect of research and development activities and such similar payments shall not be deemed Net Sales for purposes of this Agreement.

This Agreement is one of a number of such similar royalty participation agreements evidencing total aggregate Base Royalty Rate payments of 2.75% and total Increased Royalty Rate payments of 3.25% granted by LB to various owners of RPCs (the “RPC Owners”), including Investor. LB agrees that its obligations to any one RPC Owner shall not be set aside, made superior in any way whether by note, deed or otherwise, such that payments shall be made or accrued to any RPC Owner that would grant a preference or right to such RPC Owner over and above any other RPC Owner. LB shall not grant any preference in payment, payment terms, information rights or any other rights to any one RPC Owner unless all RPC Owners receive such benefit(s). All payments made by LB to all RPC Owners pursuant to this Agreement shall be made contemporaneously and in exact proportion to the respective royalty amount issued to each RPC Owner.

SECTION TWO

LB shall be responsible to maintain accurate books and records evidencing Net Sales and report such Net Sales to the RPC Owners on a quarterly basis with such reporting sent to RPC Owners within forty-five (45) days of the end of every quarterly period commencing with the quarter in which the first commercial sale of LB-102 occurs. Such reporting obligations shall not cease until LB-102 is no longer commercially sold.

Payments to the RPC Holder shall be calculated as follows, within the ROW ADJUSTMENT FACTOR as defined in Section 3.

PAYMENT OWED BY LB = (NET SALES OF LB-102 X APPLICABLE

ROYALTY RATE) X ROW ADJUSTMENT FACTOR

For the purpose of this Agreement, any and all payments received by LB in furtherance of clinical studies, trials, experiments or FDA authorized sole-patient IND or other emergency authorization usages shall not be considered Net Sales in any respect and LB shall not be liable for royalty payments on such amounts.

Payment by LB to the Investor shall be made contemporaneously with payments to all RPC Owners and within ninety (90) days following the end of the applicable quarter. All reports and payments made by LB to the Investor shall include a breakdown of royalties by country and/or geographic region. LB shall provide the Investor with standard and customary tax reporting documentation within thirty (30) days after year’s end. The Investor will provide LB any and all tax information, including relevant social security numbers and/or Tax ID# to enable LB to fulfill its tax reporting requirements.

SECTION THREE

For any Net Sales resulting from sales of LB-102 made within the United States and/or Canada, LB shall be responsible to pay the Royalty Rate to the owner of this RPC as stated above in Section 1. The ROW ADJUSTMENT FACTOR therefore for all sales within the United States and Canada shall be 1.00.

With respect to Net Sales resulting from sales of LB-102 made in all countries outside of the United States and Canada, the following ROW ADJUSTMENT FACTORS shall apply:

Group One (“G1”) The ROW ADJUSTMENT FACTOR shall equal 0.80 Brazil, Japan, South Korea, Australia, New Zealand, Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Switzerland, Sweden, United Kingdom

Group Two (“G2”) The ROW ADJUSTMENT FACTOR shall equal 0.70 China, India, Russia, Vietnam, Singapore, Mexico, Argentina, Bolivia, Chile, Columbia, Ecuador, Guyana, Paraguay, Peru, Suriname, Uruguay, Venezuela, Antigua, Bahamas, Belize, Costa Rica, Columbia, Panama, Jamaica, Honduras

Group Three (“G3”) The ROW ADJUSTMENT FACTOR shall equal 0.60 All Other Countries Not Listed in Either G1 or G2

SECTION FOUR

Subject to compliance with the terms and conditions of this Section 4, this RPC and all rights hereunder are transferable, without charge to the holder hereof (except for transfer taxes), upon surrender of this RPC accompanied by written and notarized instructions of transfer.

The Investor may not transfer this RPC to any individual, entity, corporation, partnership or any other such organization without the written consent of the Company, which shall not be unreasonably withheld. However, no such transfer of this RPC shall be permitted to (1) any person or organization to whom it is unlawful for LB to make payments hereunder, (2) any person or organization that owns, controls or possesses the voting rights in the aggregate to more than 10% of the common stock of LB, or (3) any person or organization that competes with the Company, as determined by the Board of Directors of the Company in its sole discretion.

All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) three (3) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after transmittal electronically by email, and shall be addressed (i) if to the Investor, at the Investor’s address as set forth on the Founders Financing Schedule of Investors listed in the Note Purchase Agreement, and (ii) if to the Company, at the address of its principal; corporate offices (attention: CEO), 575 Madison Avenue 10th Floor, New York, NY 10022 or at such other address as a party may designate by ten (10) days advance written notice to the other party pursuant to the provisions above.

SECTION FIVE

LB may effectuate the purchase of all issued and outstanding RPCs by way of an offer to all RPC Owners simultaneously (“Tender Offer”), which shall become binding on all RPC Owners at such time as the holders of two-thirds of all outstanding RPC interests (“Tender Threshold”) agree in writing to accept the Tender Offer under the terms described therein. The Tender Threshold shall be calculated according to the Base Royalty Rate of each individual RPC Owner. For example, if the aggregate Base Royalty Rates of all outstanding RPCs equals 2.75%, then the required Tender Threshold shall be met if RPC Owners holding an aggregate of at least 1.833% of the total Base Royalty Rate have agreed to the Tender Offer.

Payment under any Tender Offer shall be made within twenty (20) days of the acceptance of the Tender Offer by enough RPC Owners such that the Tender Threshold is met. Any Tender Offer that does not provide for payments to all RPC Owners contemporaneously and in the exact proportion to the royalty amount issued to each RPC Owner shall not be considered a valid Tender Offer for the purposes of this Section 5.

SECTION SIX

Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in New York City, in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

This Agreement is intended to, and hereby does, supersede the Prior Agreement and is deemed to amend and restate the Prior Agreement in all respects. This Agreement constitutes the full and complete understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly cancelled.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement intending to be bound hereby as of the Date specified above.

INVESTOR:	COMPANY:
[NAME]	LB PHARMACEUTICALS INC
A Delaware Corporation
By:
Zachary Prensky
Its: Chief Executive Officer

8